Exhibit 10.1

SEPARATION AGREEMENT AND
GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is made by and between JOHN FANELLI III (“Executive”) and HILL INTERNATIONAL, INC., a Delaware corporation with a principal place of business in Philadelphia, Pennsylvania (“Hill”) (collectively, the “Parties”).

WHEREAS, Executive has been employed by Hill as the Executive Vice President and Chief Financial Officer (“CFO”);

WHEREAS, Executive has resigned his position as CFO and all other positions held with Hill and all subsidiaries, affiliates, and related entities (collectively, “the Company”) effective on November 10, 2017 (the “Resignation Date”);

WHEREAS, Executive will remain employed by Hill on a part-time basis through February 9, 2018 (“Transition Period”), to provide certain transition services, on the terms and conditions set forth in this Agreement, and will separate from employment with Hill on February 9, 2018 (“Separation Date”); and

WHEREAS, Executive also will resign as an officer and all other positions held with the Company effective November 10, 2017;

NOW, THEREFORE, in consideration of the mutual promises made and consideration described in this Agreement, the Parties hereby agree as follows:

1.                                            Resignation from Employment as CFO.

(a)                                 Executive will resign his position as CFO (and all other positions held) with the Company effective on the Resignation Date.  Except as provided in this Agreement, Executive acknowledges that he has received all wages, bonuses, vacation pay, and other benefits and compensation due to him by virtue of his employment with the Company as of the Resignation Date, and that, except as provided in this Agreement, he will no longer be entitled to any further compensation, monies, or other benefits from the Company.  In addition, Executive will not be eligible to participate in any employee benefit plan available only to full-time employees after the Resignation Date.

(b)                                 Within thirty (30) days following the Resignation Date, Executive will receive a payment for any accrued but unused paid time off in the amount of $65,923.37 less applicable withholdings and deductions.

2.                                      Continued Employment During Transition Period.

(a)                                 Executive agrees to provide transition services, as required by the Company and in the Company’s discretion, for up to 10 hours per week, through February 9, 2018.  The Company will compensate Executive at a rate of $223.56 per hour for his time spent in providing such transition services during the Transition Period.  The Parties may mutually

Executive’s
Initials

agree that Executive will work more than 10 hours in any given week.  The Company is under no obligation to engage Executive for any particular number of hours per week during the Transition Period.  During the Transition Period, Executive may be eligible to participate in any employee benefit plan available to part-time employees in accordance with the terms of those plans.  Executive will not be eligible to accrue any PTO or other forms of paid time off during the Transition Period.

(b)                                 Executive’s employment during the Transition Period is expressly contingent upon his providing the transition services in a competent and professional manner, and there not being Cause for the termination of his employment. For purposes of this Agreement, Cause shall be defined as any of the following, as determined by the Company in its reasonable good faith judgment: (1) the gross or willful neglect of, or material failure to perform, any of Executive’s duties or responsibilities; (2) Executive’s material breach of any fiduciary or other duty owed to the Company; (3) the commission of any act or any omission which constitutes a crime or violation of any legal duty; and (4) breach of this Agreement.  Should Executive’s employment during the Transition Period be terminated for Cause, he shall receive no further benefits under this Agreement beyond those already provided as of the date of termination and shall not be eligible for the separation benefits described in Paragraph 4 of this Agreement.  However, all other terms and conditions of this Agreement and Appendix A shall remain in full force and effect.

3.                                            Benefits Following the Resignation Date.  Provided that Executive complies with the terms of this Agreement and does not revoke it and Appendix A, Hill will pay to Executive a lump sum resignation payment in the gross amount of $232,500, less applicable withholdings and deductions, within 30 days following the Resignation Date.  Executive acknowledges that this Paragraph provides him with certain benefits to which he was not otherwise entitled.

4.                                            Benefits Following the Separation Date.  Provided that Executive complies with the terms of this Agreement, is not terminated for Cause, and does not revoke Appendix B, Hill will pay to Executive a lump sum separation payment in the gross amount of $232,500, less applicable withholdings and deductions, within 30 days following the Separation Date.  Executive acknowledges that this Paragraph provides him with certain benefits to which he was not otherwise entitled.

5.                                            General Release of Claims by Executive.

(a)                                 In consideration of the benefits set forth in Paragraphs 2 and 3 of this Agreement, Executive agrees to execute a General Release of Claims in the form attached to this Agreement as Appendix A at the time of his execution of this Agreement.  If Executive revokes the Agreement and General Release of Claims in Appendix A pursuant to Paragraph 11, Executive will not be entitled to the benefits set forth in this Agreement, including, without limitation, continued employment during the transition period (as described in Paragraph 2), and the benefits following the Resignation Date (as described in Paragraph 3).

(b)                                 In addition, in consideration of the benefits set forth in Paragraph 4 of this Agreement, Executive agrees to execute a General Release of Claims in the form attached to this Agreement as Appendix B no earlier than February 9, 2018 and no later than March 2, 2018.  If Executive revokes the General Release of Claims in Appendix B pursuant to Paragraph 11, Executive will not be entitled to the benefits set forth in Paragraph 4 of this Agreement.  In the event that Executive revokes the General Release of Claims in Appendix B, however, all other terms and conditions of this Agreement and Appendix A will remain in full force and effect.

6.                                      Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

7.                                            Employee Stock Option Plan.  Executive’s rights with respect to the vesting and exercise of all options granted to him under the Hill International Inc. Employee Stock Option Plan, as amended, shall be governed by the terms of that plan.

8.                                            Return of Corporate Property.  Except as otherwise provided in this Agreement, Executive affirms that he will return to the Company any and all corporate property and copies thereof in his possession or under his custody or control, including without limitation corporate credit cards, keys and access cards, calling cards, cellular or mobile telephones, parking permit, laptop, and other computer equipment and software.  Executive’s access to the Company’s property and facilities will cease upon the Separation Date.  Notwithstanding the foregoing, the Parties agree that Executive may keep his Company provided computer and cell phone, provided that he allows Hill personnel to image the devices and wipe any and all

Company information from both devices.  Executive represents that:  his use of both devices for Company business purposes has been and will be limited to Microsoft Outlook and Company-related emails; following his Separation Date he will not retain any electronically stored information related to Company business on these devices, and he has not and will not delete any electronically stored information related to Company business from these devices, except as consistent with the Company’s document retention policies and protocols.

9.                                            IRS Issues and Indemnification.  It is understood and agreed that Executive retains full and complete responsibility for any taxes, penalties, and assessments of any kind that may become due in connection with this Agreement.  Executive agrees to indemnify and hold Hill harmless from all penalties and interest that may be imposed upon Hill by any local taxing authority that may arise from the payments made to Executive in Paragraphs 3 and 4 of this Agreement.  Executive has not relied on any representations made by the Company regarding the tax consequences of any payments made to Executive under this Agreement.

10.                                     Consideration Period.

(a)                                 Following Resignation Date: Executive acknowledges that he has been provided with at least twenty-one (21) calendar days following his receipt of this Agreement to consider this Agreement, including the General Release of Claims in Appendix A, prior to entering into this Agreement.  Executive agrees to notify the Company of his acceptance of this Agreement and of the General Release Of Claims in Appendix A, by delivering a signed copy to the Company, addressed to the attention of William Dengler, Esquire, General Counsel, Hill International, Inc., One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA  19103.  Executive understands that he may take the entire twenty-one (21) day calendar period to consider this Agreement and Appendix A, and that any changes to this Agreement or Appendix A subsequently agreed upon by the Parties, whether material or immaterial, do not restart this period for consideration.  Executive may return this Agreement and Appendix A in less than the full twenty-one (21) calendar day period.  By signing and returning this Agreement, Executive acknowledges that the consideration period afforded Executive was a reasonable period of time to consider fully each and every term of this Agreement, including the General Release of Claims in Appendix A.

(b)                                 Following the Separation Date:  Executive acknowledges that he will be provided with at least twenty-one (21) calendar days following his Separation Date and the receipt of this Agreement and Appendix B, prior to signing Appendix B.  Executive agrees to notify the Company of his acceptance of Appendix B, by delivering a signed copy to the Company, addressed to the attention of William Dengler, Esquire, General Counsel, Hill International, Inc., One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA  19103.  Executive understands that he may take the entire twenty-one (21) day calendar period following his Separation Date to consider this Appendix B, and that any changes to Appendix B subsequently agreed upon by the Parties, whether material or immaterial, do not restart this period for consideration.  Executive may return Appendix B in less than the full twenty-one (21) calendar day period.  By signing and returning Appendix B, Executive acknowledges that the consideration period afforded Executive was a reasonable period of time to consider fully each and every term of Appendix B.

11.                                     Revocation Period.

(a)                                 Executive acknowledges that he shall have seven (7) calendar days after signing this Agreement and the General Release of Claims attached as Appendix A to revoke this Agreement and Appendix A if he chooses to do so.  If Executive elects to revoke this Agreement and Appendix A, he shall give written notice of such revocation to the Company by delivering it to William Dengler, Esquire, General Counsel, Hill International, Inc., One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA  19103, in such a manner that it is actually received by General Counsel within the seven-day period.

(b)                                 Executive acknowledges that he shall have seven (7) calendar days after signing the General Release Of Claims attached as Appendix B (following his Separation date)  to revoke such General Release of Claims as described in Appendix B if he chooses to do so.  If Executive elects to revoke Appendix B, he shall give written notice of such revocation to the Company by delivering it to William Dengler, Esquire, General Counsel, Hill International, Inc., One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA  19103, in such a manner that it is actually received by General Counsel within the seven-day period.

12.                                     Non-Admission of Liability.  The Parties agree and acknowledge that this Agreement is not to be construed as an admission by any of the Releasees of any violation of any federal, state, or local statute, ordinance, regulation, constitutional right, public policy, common law duty, or contractual obligation.  The Company specifically denies that it or any Releasees engaged in any wrongdoing concerning Executive.

13.                                     Cooperation with the Company.  During and after the Transition Period, Executive agrees to cooperate fully with the Company and to provide information and/or testimony regarding any current or future litigation, threatened litigation or investigations by government entities, related to actions or events occurring during his employment with the Company or about which Executive otherwise has knowledge.  Except as prohibited by law, the Company shall reimburse Executive for reasonable out-of-pocket expenses for providing such assistance.  The provision of testimony shall not be included in the maximum of ten (10) hours per week described in Paragraph 2.

14.                                     Non-Disclosure of Confidential Information.  Executive acknowledges and agrees that, during his employment with the Company, there are certain trade secrets and Confidential Information (defined below) which have been developed by or on behalf of the Company and/or which have been and will be used by the Company in its business.  “Confidential Information” shall mean all of the Company’s trade secrets, know-how, financial information, intellectual property and other proprietary rights, including, without limitation, marketing information, formulae, technical knowledge, data, budgets, strategic marketing plans and research, business and development plans, products, customer lists, computer programs, software, telephone numbers, prices, costs, personnel, overhead, profit margins, suppliers, developments, and techniques concerning the Company and all of the Company’s books, files, records, documents, plans, drawings, designs, renderings, estimates, specifications, operating manuals, manuals, user documentation, product literature, catalogues, marketing materials, and similar items relating to the Company.  Notwithstanding the foregoing, Confidential Information shall not include any information (i) which is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (ii) which is lawfully obtained by Executive from a third party that is not bound by a contractual, legal or other confidentiality obligation to Company; (iii) which has been independently acquired or developed by Executive without violating any of the obligations under this Agreement; or (iv) whose disclosure is required by law or in connection with the enforcement of Executive’s rights under this Agreement.  Executive shall not, without the prior written consent of Hill, directly or indirectly, at any time after the date of this Agreement, use or disclose to any third party any Confidential Information.  Further, Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of Executive’s employment with the Company, so long as he applies such information without disclosure or use of any Confidential Information.

Should Executive be requested by a third party to disclose Confidential Information in connection with any judicial, administrative or other proceeding, Executive agrees to immediately notify Company of the request and further agrees that Company has standing to object to the disclosure on his behalf, as well as its own.  Assuming Company objects to the request, Executive agrees to await the final outcome of the objection before making any disclosures.

15.                                     Non-Competition; Non-Solicitation.  Executive agrees that, during the Transition Period and for a period of two years after the Separation Date, Executive will not:

(a)                                 directly or indirectly contact or solicit any (i) any Customers of the Company that were customers during Executive’s employment with the Company or (ii) any Potential Customers of the Company with whom Executive had direct contact during Executive’s employment with the Company, for the purpose of soliciting such Customer or Potential Customer to receive, purchase, lease, or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered, or under development by the Company.  For purposes of this Agreement, a Customer is any person, company, or entity that entered into a business agreement or contract with the Company within the two year period preceding the Separation Date.  For purposes of this Agreement, a Potential Customer is defined as any person, company, or entity with which Executive had substantial contact and which requested information from the Company or met with an employee of the Company regarding or to discuss potentially doing business with, or received a new business proposal from, the Company within the two year period preceding the Separation Date.

(b)                                 directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of the Company’s employees or independent contractors, or solicit, induce, or assist or attempt to induce or assist the Company’s employees or independent contractors to terminate or alter their relationships with the Company, and/or to become self-employed, employed, or consulting with others in any organization; or

(c)                                  directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director, or otherwise, alone or in association with any other person, corporation, or other entity, for any organization operating within the United States or any other country where the Company markets its services or otherwise does business if that organization is (i) engaged in direct or indirect competition with the Company, (ii) conducting a business of the type and character engaged in by the Company at the time of Executive’s termination, (iii) developing products or services in competition with those of the Company, or (iv) at any time during Executive’s employment with the Company, was a customer of the Company.  Executive also shall not engage in activities proscribed by this Subparagraph on Executive’s own behalf.  For purposes of this Subparagraph, the Company is engaged in the business of providing program management, project management, construction management, and other consulting services in various markets.

(d)                                 The Parties agree that nothing in this Agreement shall preclude Executive from serving as a director of a company that is not engaged in direct or indirect competition with the Company as defined in this Paragraph.

16.                                     Reasonable Covenants.  Executive acknowledges that the Company is engaged in business globally and that the marketplace for the Company’s products and services is global.  Executive further covenants and agrees that the geographic scope, length of term, and types of activities restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business and Executive’s position with the Company.  Executive further acknowledges that these restrictions are reasonable and necessary and will not prevent Executive from being gainfully employed.  Executive also consents to the Company providing any person or entity with information about Executive’s post-employment restrictions under this Agreement.

17.                                     Remedies.  Executive acknowledges that monetary damages would not be an adequate remedy to the Company in the event of Executive’s breach of his obligations under Paragraphs 14 and 15, and that such a breach will cause irreparable damage to the Company.  Executive agrees that, in the event that he breaches any obligation under this Agreement, the Company shall be entitled to both permanent and temporary injunctive relief and reasonable attorneys’ fees from any court of competent jurisdiction, in addition to any other remedies prescribed by law.  Executive further acknowledges and agrees that, if the Company seeks such injunctive relief, it shall be obligated to prove only that Executive violated one or more terms or conditions of this Agreement and that, by making the acknowledgements contained in this Paragraph, Executive hereby waives the obligation of the Company to prove any other prerequisite to its entitlement to such injunctive relief.

18.                                     Waiver.  If a party, by its actions or omissions, waives, or is adjudged to have waived any breach of this Agreement, any such waiver shall not operate as a waiver of any other subsequent breach of this Agreement.

19.                                     Assignment.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Company.  Executive may not assign this Agreement or any part of it, because this Agreement is personal to Executive.  Any purported assignment by Executive shall be null and void from the initial date of purported assignment.

20.                                     Acknowledgements.  Executive acknowledges that:

(a)                                 he has read and understood the terms and the meaning of this Agreement;

(b)                                 he is not aware of any factual basis for a claim that the Company has defrauded the United States government; and

(c)                                  he has incurred no work related injuries.

21.                                     Advice to Consult Legal Representation.  The Company advises Executive to consult with legal counsel of Executive’s choosing at his own expense regarding the meaning and binding effect of this Agreement and every term of it prior to executing it.

22.                                     Governing Law and Jurisdiction.  This Agreement shall be enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to any principles of choice of law that may otherwise apply, except to the extent superseded by federal law (e.g. ERISA).  Executive hereby consents and agrees to the jurisdiction before a court of law in the Commonwealth of Pennsylvania.  Any action to enforce the terms of this Agreement shall be filed in a federal or state court in Pennsylvania only.

23.                                     Notices.  Unless otherwise provided in this Agreement, all notices required or permitted by this Agreement shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Attn:  General Counsel

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

If to Executive:

John Fanelli III

20 Muskingum Drive

Shamong, NJ 08088

24.            Severability.  If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity, with a view to enforcing the Parties’ intention as set forth in this Agreement to the extent permissible.  All remaining provisions shall not be affected thereby and shall remain in full force and effect.

25.            Successors; Entire Agreement.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, personal or legal representatives, successors, and/or assigns.  This Agreement contains all of the promises and understandings of the Parties and supersedes any and all agreements, understandings, and discussions, whether written or oral, between Executive and the Company including, without limitation, the 2016 Hill Executive Retention Plan; there are no other agreements or understandings except as set forth in this Agreement.

26.            Modification; Counterparts.  Any modification of this Agreement must be made in writing and must be signed by the Parties.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Signature pages sent by facsimile or email transmission shall constitute enforceable execution of this Agreement.

27.            Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

28.            Interpretation of Agreement.  Having had the opportunity to obtain the advice of legal counsel to review, comment upon, and redraft this Agreement, Executive agrees that this Agreement shall be construed as if the Parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against one party in favor of the other.

29.            Effective Date.  This Agreement and Appendix A shall become effective according to their terms upon the expiration of the revocation period described in Paragraph 11(a.).  Appendix B shall become effective upon expiration of the revocation period described in Paragraph 11(b).

30.            Certification of Understanding and Competence.  Executive acknowledges (a) that he is competent to understand the content and effect of this Agreement; (b) that he understands that by entering into this Agreement, he is releasing forever the Releasees from any claim or liability (including claims for attorneys’ fees and costs) arising from his employment relationship with the Company; (c) that he is entering into this Agreement of his own free will in exchange for the consideration to be given to him, which he agrees is adequate and satisfactory; and (d) that neither the Company nor the Releasees have made any representations to him concerning the terms or effects of this Agreement, other than those contained in this Agreement.

Intending to be legally bound,

HILL INTERNATIONAL, INC.

/s/ John Fanelli III	/s/ William H. Dengler, Jr.
John Fanelli III	By: William H. Dengler, Jr.
Executive Vice President and General Counsel

Appendix A

General Release of Claims

This GENERAL RELEASE OF CLAIMS is made by JOHN FANELLI III (“Executive”), in consideration of the promises and mutual covenants contained in the Separation Agreement and General Release of Claims (“Separation Agreement”) entered into between Executive and HILL INTERNATIONAL, INC. (“Company”).

General Release of Claims.  In consideration of the benefits set forth in Paragraphs 2 and 3 of the Separation Agreement, and for other good and valuable consideration, Executive releases the Company, and all related entities, and its and their past and present officers, directors, employees, shareholders, agents, predecessors, successors, and assigns (“Releasees”), from all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (“Claims”) that Executive ever had, now has, or hereafter may have, whether known or unknown, suspected or unsuspected, asserted or unasserted from the beginning of time  through the Effective Date of this Agreement.  This release includes, but is not limited to, all Claims for wrongful termination, breach of the 2016 Hill Executive Retention Plan, breach of express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, and further includes but is not limited to the following:

•                                          Claims arising under the Americans with Disabilities Act;

•                                          Discrimination, interference or retaliation claims arising under the Family Medical Leave Act, as amended, or the New Jersey Family Leave Act;

•                                          Claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, and the federal Equal Pay Act;

•                                          Claims arising under the Genetic Information and Non-Discrimination Act;

•                                          Claims arising under the New Jersey Law Against Discrimination, the Pennsylvania Human Relations Act, and Philadelphia City Ordinances;

•                                          Claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or state anti-discrimination statutes, including the New Jersey Law Against Discrimination, and the Pennsylvania Human Relations Act;

•                                          Claims arising under the Employee Retirement Income Security Act;

•                                          Claims arising under the New Jersey Conscientious Employee Protection Act or other whistleblower claims arising under state or federal law;

•                                          Claims arising under the Constitutions of the United States, New Jersey, Pennsylvania, or any other state;

•                                          Claims arising under the National Labor Relations Act, Uniformed Services Employment and Reemployment Rights Act, and the Occupational Safety and Health Act;

•                                          Claims arising under the Worker Adjustment Retraining and Notification Act or the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act;

•                                          Claims arising under Section 806 of the Sarbanes-Oxley Act;

•                                          Claims arising under any other federal, state, or local law or ordinances, or any common law claim under tort, contract, or any other theories now or hereafter recognized; and

•                                          Claims for any type of damages cognizable under any of the laws referenced in this Appendix, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs.

Executive also agrees that this release should be interpreted as broadly as possible to achieve his intention to waive all of his claims against the Releasees.

Claims Not Released.  Notwithstanding any other provision of this Agreement, the following are not barred by this Agreement:  (a) claims relating to the validity of this Agreement; (b) claims by either party to enforce this Agreement; (c) claims under any state workers’ compensation or unemployment compensation law; and (d) claims that legally may not be waived.  Further, it is understood and agreed that this Agreement does not bar Executive’s right to file an administrative charge with the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the United States Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), or any other federal, state, or local agency; prevent him from reporting to any government agency any concerns he may have regarding the Company’s practices; or preclude him from participating in an investigation by the SEC, EEOC, DOL, NLRB, OSHA, or any other federal, state, or local agency, although this Agreement does bar his right to recover any personal relief (including monetary relief) if he or any person, organization, or entity asserts a charge or complaint on his behalf, including in a subsequent lawsuit or arbitration, except that Executive is not prohibited from receiving an award from the SEC under the federal securities laws.

Intending to be legally bound, agreed to and executed on this      day of November, 2017.

JOHN FANELLI III

Date:

Appendix B

General Release of Claims

This GENERAL RELEASE OF CLAIMS is made by JOHN FANELLI III (“Executive”), in consideration of the promises and mutual covenants contained in the Separation Agreement and General Release of Claims (“Separation Agreement”) entered into between Executive and HILL INTERNATIONAL, INC. (“Company”).

General Release of Claims.  In consideration of the benefits set forth in Paragraph 4 of the Separation Agreement, and for other good and valuable consideration, Executive releases the Company, and all related entities, and its and their past and present officers, directors, employees, shareholders, agents, predecessors, successors, and assigns (“Releasees”), from all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (“Claims”) that Executive ever had, now has, or hereafter may have, whether known or unknown, suspected or unsuspected, asserted or unasserted from the beginning of time  through the Effective Date of this Agreement.  This release includes, but is not limited to, all Claims for wrongful termination, breach of the 2016 Hill Executive Retention Plan, breach of express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, and further includes but is not limited to the following:

•                                          Claims arising under the Americans with Disabilities Act;

•                                          Discrimination, interference or retaliation claims arising under the Family Medical Leave Act, as amended, or the New Jersey Family Leave Act;

•                                          Claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, and the federal Equal Pay Act;

•                                          Claims arising under the Genetic Information and Non-Discrimination Act;

•                                          Claims arising under the New Jersey Law Against Discrimination, the Pennsylvania Human Relations Act, and Philadelphia City Ordinances;

•                                          Claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or state anti-discrimination statutes, including the New Jersey Law Against Discrimination and the Pennsylvania Human Relations Act;

•                                          Claims arising under the Employee Retirement Income Security Act;

•                                          Claims arising under the New Jersey Conscientious Employee Protection Act or other whistleblower claims arising under state or federal law;

•                                          Claims arising under the Constitutions of the United States, New Jersey, Pennsylvania, or any other state;

•                                          Claims arising under the National Labor Relations Act, Uniformed Services Employment and Reemployment Rights Act, and the Occupational Safety and Health Act;

•                                          Claims arising under the Worker Adjustment Retraining and Notification Act or the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act;

•                                          Claims arising under Section 806 of the Sarbanes-Oxley Act;

•                                          Claims arising under any other federal, state, or local law or ordinances, or any common law claim under tort, contract, or any other theories now or hereafter recognized; and

•                                          Claims for any type of damages cognizable under any of the laws referenced in this Appendix, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs.

Executive also agrees that this release should be interpreted as broadly as possible to achieve his intention to waive all of his claims against the Releasees.

Claims Not Released.  Notwithstanding any other provision of this Agreement, the following are not barred by this Agreement:  (a) claims relating to the validity of this Agreement; (b) claims by either party to enforce this Agreement; (c) claims under any state workers’ compensation or unemployment compensation law; and (d) claims that legally may not be waived.  Further, it is understood and agreed that this Agreement does not bar Executive’s right to file an administrative charge with the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the United States Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), or any other federal, state, or local agency; prevent him from reporting to any government agency any concerns he may have regarding the Company’s practices; or preclude him from participating in an investigation by the SEC, EEOC, DOL, NLRB, OSHA, or any other federal, state, or local agency, although this Agreement does bar his right to recover any personal relief (including monetary relief) if he or any person, organization, or entity asserts a charge or complaint on his behalf, including in a subsequent lawsuit or arbitration, except that Executive is not prohibited from receiving an award from the SEC under the federal securities laws.

Intending to be legally bound, agreed to and executed on this      day of          , 2018.

JOHN FANELLI III

Date: